                                                                   EXHIBIT 10.16

                              SEPARATION AGREEMENT
                              --------------------

         THIS SEPARATION AGREEMENT (this "Agreement"), is made, entered into and effective as of October 26, 1999 (the "Transition Date"), by and between DIEBOLD, INCORPORATED (the "Company"), located at 5995 Mayfair Road, North Canton, Ohio 44720 and GERALD F. MORRIS ("Morris"), residing at 1423 Harbor Drive, N.W., Canton, Ohio 44708.


                                  WITNESSETH:
                                  -----------


         WHEREAS, prior to the Transition Date Morris was the Executive Vice President and Chief Financial Officer of the Company;

         WHEREAS, Morris has determined that, effective on the Transition Date, he shall resign from any and all offices of the Company, and any other position, office or directorship of any other entity for which Morris was serving at the request of the Company, and, in addition, he shall retire early from his employment with the Company at the conclusion of a severance period; and

         WHEREAS, the Company accepts Morris' resignation and early retirement as of the dates referenced above and below; and

         WHEREAS, the Company and Morris desire to specify the services that Morris will provide to the Company as an employee after the Transition Date, and to set forth the payments and benefits that Morris will be entitled to receive from the Company after the Transition Date; and

         WHEREAS, the Company and Morris wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Morris' resignation from the offices he held and his early retirement from his employment with the Company.

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Morris hereby agree as follows:

         1. RESIGNATION OF OFFICES AND EARLY RETIREMENT. Morris hereby resigns, effective on the Transition Date, his position as Executive Vice President and Chief Financial Officer of the Company. Morris further resigns, effective on the Transition Date: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity") insofar as Morris is serving in the directorship, office, or position of the Other Entity at the request of the Company. Subject to Subparagraph 2(1), Morris shall remain an employee of the Company continuously to the date of his early retirement from the Company, which early retirement date shall be October 1, 2003 (the "Early Retirement Date"). The Company hereby consents to and accepts said resignations and early retirements.

         2. COMPENSATION AND BENEFITS. In consideration of the promises made by Morris in this Agreement and subject to the conditions hereof, the Company agrees to the following:

            (a.) CONTINUED SALARY. From the Transition Date to December 31, 1999, Morris shall continue to be paid a monthly salary at the rate he was paid immediately prior to the Transition Date. Effective January 1, 2000, and ending on October 1, 2003 (which period constitutes the "Severance Period"), Morris shall be paid a monthly salary at a rate equal to twenty-four (24) forty-fifths (24/45), or 53.33%, of the rate at which he was paid immediately prior to the Transition Date. Said payments shall be made in semi-monthly payments, via direct deposit account, subject to normal payroll deductions. Any vacation pay due Morris shall be deemed included in these continued salary payments. During the Severance Period, Morris shall perform such duties and provide such services as the Company shall reasonably request.

            (b.) DEFERRED COMPENSATION. Any amounts held for and on behalf of Morris under the Amended and Restated 1992 Deferred Incentive Compensation Plan for Diebold, Incorporated shall be distributed according to the terms and conditions of said Plan.

            (c.) ANNUAL BONUS PLAN; LONG TERM EXECUTIVE INCENTIVE PLAN. Morris shall be eligible to receive a full year's annual bonus for 1999 under the terms and conditions of the annual incentive plan applicable to him. The percentage to be paid under such plan (threshold, target, plan or maximum) will be determined by the Company's performance for fiscal year end 1999; provided, however, that in no event shall Morris be paid less than the threshold amount for 1999. Morris shall not be eligible for annual bonus participation after the 1999 bonus period. Morris shall not be eligible to receive compensation under the Company's Long Term Executive Incentive Plan ("LTIP") payable after the Transition Date, including, without limitation, that otherwise payable to him under the terms and conditions of the Performance Share Agreement between Morris and the Company for the performance period 1997-1999. Morris shall also not be eligible to participate in the LTIP for any subsequent performance period.

            (d.) STOCK OPTIONS. Morris has certain stock options that will be completely vested as of Morris' Early Retirement Date. Said stock options are those granted to him on the following dates: April 5, 1995 (22,500 shares); January 26, 1996 (22,500 shares); January 30, 1997 (22,500 shares); January 29,
1998 (22,500 shares); and January 28, 1999 (30,000 shares). In addition, Morris was granted certain "Milestone Options" on March 3, 1997, which will expire according to their terms on March 2, 2002. Morris' eligibility (as an employee of the Company prior to October 1, 2003, and as an early retiree of the Company on and after October 1, 2003) to exercise these vested options will continue to be governed by the terms and conditions of the applicable nonqualified stock option agreements signed by Morris and the Company. Morris agrees and acknowledges that he is ineligible for any new stock options, grants or awards, and that he forfeits upon the Transition Date any rights in or to any stock option grants other than those set forth in this Subparagraph 2(d).

            (e.) MEDICAL COVERAGE.

                 (i) Morris shall be allowed to continue as a plan participant in the Diebold, Incorporated Associate Health Care Plan during the Severance Period.

                 (ii) For a period of eighteen (18) months following the end of the Severance Period, Morris may continue, at his cost, his participation in the Diebold, Incorporated Health Care Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA").

            (f.) BASIC INSURANCE. During the Severance Period Morris shall continue to be eligible for the Company's Basic Life Insurance coverage of $50,000.

            (g.) SPLIT DOLLAR AGREEMENT. Morris' eligibility for certain split dollar insurance pursuant to that certain Split Dollar Agreement dated April 7, 1995, shall continue after the Transition Date pursuant to the terms and conditions of said Split Dollar Agreement; PROVIDED, HOWEVER, that the Company will make no further premium payments for Morris' benefit after the Transition Date; and PROVIDED FURTHER, HOWEVER, that in the event that Morris cashes in any split dollar insurance policy that he has obtained under said Split Dollar Agreement, then he shall repay to the Company the total amount of the Company's premium contributions toward said policy.

            (h.) MOTOR VEHICLE USAGE. Morris shall be permitted to continue to use, during the first twelve (12) months of the Severance Period, the Company provided vehicle that he currently uses. At the end of said twelve (12) month period, Morris shall return the vehicle to the Company's possession, unless the parties otherwise agree in writing. During this twelve (12) month period, the Company shall continue its practice of payroll grossup for the value of this benefit less normal payroll deductions.

            (i.) COUNTRY CLUB MEMBERSHIP. The Company's payment of Morris' membership at Brookside Country Club shall be continued only through the Transition Date. The Company shall pay any remaining monthly service fees due up to the Transition Date, subject to normal payroll deductions. Morris will be responsible for any of his charges and expenses. The value of this membership (i.e., the stock certificate) is taxable to Morris and any taxes due shall be promptly deducted from any salary paid hereunder. Morris' company-sponsored membership at Glenmoor Country Club shall terminate as of twelve (12) months after the Transition Date, and during this twelve (12) month period, the Company shall pay only regular club dues and assessments, and no other charges.

            (j.) PROFESSIONAL FEES. The Company shall pay up to $16,000 for Morris' reasonable legal fees incurred in this matter. A reasonably detailed itemization of such fees shall first be provided to the Company. Any such payment shall be made directly from the Company to Morris' attorney.

            (k.) FINANCIAL SERVICES. Morris shall continue to receive during the first twelve (12) months of the Severance Period those financial advisory and taxation services currently provided to him by IMG at the Company's expense. This shall include the cost of IMG's preparation of Morris' tax returns for the year 2000.

            (1.) RETIREMENT AND 401(k) PLANS. Morris' employment shall be deemed to terminate on the Transition Date for the purpose of determining his eligibility for benefits under the Retirement Plan for Salaried Employees ("Salaried Plan"). Morris' eligibility for benefits under the Supplemental Employee Retirement Plan, as amended and restated ("SERP") shall be as set forth in the SERP plan documents and shall be based on his Early Retirement Date. For the purpose of determining "Company Service" under the SERP, Morris shall not accrue any "Company Service" credit for the period beginning January 1, 2002, and ending on his Early Retirement Date. Morris' employment also shall be deemed to terminate on the Transition Date for the purpose of determining his eligibility for benefits under the Diebold Employee Savings Plan ("401k Plan"), and any such eligibility shall be as set forth in the 401k Plan documents, and Morris shall not be entitled to any further contributions (either by the employee or the Company) to his account in the 401k Plan for any pay period after December 31, 1999.

            (m.) BUSINESS EXPENSES. Morris will promptly pay any balance due on any Company credit card or other account used by him. The Company will either
(1) reimburse Morris for any pending, reasonable business-related credit card charge for which Morris has not already been reimbursed provided Morris files a proper Travel and Expense Report, or (2) pay such charge directly to the card-issuing bank. Morris hereby authorizes the Company to deduct from monies due Morris under this Agreement any balance remaining on Morris' Company credit card account after such (1) reimbursement or (2) direct payment.

            (n.) NO OTHER COMPENSATION OR BENEFITS. Other than the compensation and benefits expressly agreed to and referenced in this Agreement, Morris shall be entitled to no additional compensation or benefits by virtue of his employment with, or retirement from, the Company.

         3. NON-COMPETITION.

            (a.) During the Severance Period, Morris shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the Company's business; provided, however, that the ownership of not more than one percent (1%) of any class of publicly-traded securities of any entity shall not be deemed a violation of this Agreement. For purposes of this Agreement, the "Company's business" shall mean any business in which the Company actively engages now or until the end of the Severance Period, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof, including, without limitation, the design, manufacture, assembly, distribution, sale, service or maintenance of those products listed in Exhibit A.

            (b.) In the event Morris shall violate any provision of this Paragraph 3 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Paragraph 8 of this Agreement.

            (c.) Morris has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 3 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Morris, would not operate as a bar to Morris' sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Morris. Morris further acknowledges that his obligations in this Paragraph 3 are made in consideration of, and are adequately supported by, the payments by the Company to Morris described herein.

         4. NO SOLICITATION OF EMPLOYEES. Morris agrees that he will not:

            (i) Employ, assist in employing, or otherwise associate in business with any person who is, or has been in the twelve (12) month period prior to such individual's association with Morris, an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company.

            (ii) Induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

         5. RELEASE BY MORRIS.

            (a.) Morris for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company from any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Morris now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under or expressly referenced in this Agreement), against the Company ("claims"), including but not limited to:

            (i) any and all claims, directly or indirectly, arising out of or relating to: (A) Morris' past employment or service with the Company; and (B) Morris' resignation as Executive Vice President and Chief Financial Officer and any other position described in Paragraph 1 of this Agreement;

            (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

            (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;

            (iv) any and all claims under or relating to any and all employee benefit, employee severance or employee incentive bonus plans and arrangements, including, without limitation, the LTIPs, the 401k Plan, and any claims under ERISA;

            (v) any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

Nothing in this Paragraph 5 shall be construed to waive or release: (A) non-waivable claims pursuant to applicable law; or (B) Morris' entitlement to the amounts and benefits specified in Paragraph 2 above.

            (b.) Morris understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Morris ever had or now may have against the Company to the extent provided in this Paragraph 5. Morris further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

            (c.) Morris further understands and acknowledges that:

            (i) The release provided for in this Paragraph 5, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

            (ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 5, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

            (iii) He has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and

            (iv) He may, within seven (7) days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Vice President, Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President, Human Resources at the Company no later than the close of business on the seventh (7th) day after Morris executes this Agreement. If Morris does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Morris as set forth in Paragraph 2 of this Agreement.

            (d.) Morris will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 5.

            (e.) Morris and the Company acknowledge that his resignations as set forth above are by mutual agreement between the Company and Morris, and that Morris waives and releases any claim that he has or may have to employment or reemployment after his Early Retirement Date.

            (f.) For purposes of the above provisions of this Paragraph 5, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

         6. CONFIDENTIAL INFORMATION.

            (a.) Morris acknowledges and agrees that in the performance of his duties as an officer and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation:
(a) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (b) certain prospective customer and distributor information lists, etc., (c) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (d) product and material costs, (e) suppliers' and prospective suppliers' names, addresses and contracts, (f) future corporate planning data, including, without limitation, data and information on possible mergers, acquisitions, strategic alliances, or any similar transactions, (g) production methods and equipment, (h) marketing strategies, (i) the Company's financial results and business condition, (j) any of the foregoing which belong to any other person or company but to which Morris has had access by reason of his employment with the Company, and (k) any other information which constitutes a "trade secret" under federal or state law. Such Confidential Information is more fully described in Subparagraph (b) of this Paragraph 6. Morris acknowledges that the Confidential Information of the Company gained by Morris during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

            (b.) Morris will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Morris may have acquired such Confidential Information. Morris specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Morris and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Morris of confidential or proprietary or trade secret information after the termination of Morris' employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

            (c.) Morris will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

            (d.) Morris further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Morris, generally known to the public or Morris is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Morris' obligations under this Paragraph 6 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Morris may have to the Company under general legal or equitable principles or statutes.

            7. DISCLOSURE. From the date of this Agreement through the end of the Severance Period, Morris will communicate the contents of Paragraphs 3, 4, 6, 8, 9 and 11 of this Agreement to any person, firm, association, or corporation other than Diebold which he intends to be employed by, associated in business with, or represent.

            8. BREACH. Morris acknowledges and agrees that the remedy at law available to the Company for breach by Morris of any of his obligations under Paragraphs 3, 4 and 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Morris acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Morris' violation of any provision of Paragraphs 3, 4 or 6 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         9. CONTINUED AVAILABILITY AND COOPERATION.

            (a.) Morris shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Morris' employment by the Company. This cooperation by Morris shall include, but not be limited to:

            (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

            (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

            (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

            (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

         (b.) Morris shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Morris, or with the requirements of any third party with whom Morris has a business relationship permitted hereunder that provides remuneration to Morris. Morris shall not unreasonably withhold his availability for such cooperation.

         (c.) Upon the Transition Date, Morris will update the Company as to the status of all pending matters for which he was responsible or otherwise involved. During the Severance Period, Morris will perform such services and provide such consultations as the Company shall reasonably request.

         (d.) The Company agrees, to the extent permitted by applicable law, to release Morris and indemnify and hold him harmless against all liability or loss, and against all claims or actions, arising from or connected with his past activities as an employee of the Company, including but not limited to those claims or actions based upon or arising out of negligent or wrongful acts to persons or property and the defense of any such claims or actions.

         10. SUCCESSORS AND BINDING AGREEMENT.

             (a.) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

             (b.) This Agreement shall inure to the benefit of and be enforceable by Morris' personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

             (c.) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 10.

         (d.) This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs (a) and (b) of this Paragraph 10, no third party shall have any rights hereunder.

          11. NON-DISCLOSURE; STATEMENTS TO THIRD PARTIES.

             (a.) All provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Morris' spouse, if any, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and
(iii) persons or entities that fall within the scope of Paragraph 7 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

             (b.) Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Morris nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Morris further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Subparagraph 11.b., the "Company" shall mean Diebold, Incorporated and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.

          12. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the CEO) at its principal executive offices and to Morris at his principal residence, 1423 Harbor Drive, N.W., Canton, Ohio 44708, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

          13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Morris and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

         14. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

          15. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

          16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

          17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          18. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

          19. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.


                                             DIEBOLD, INCORPORATED

                                            By: /s/ Robert W. Mahoney
                                                --------------------------------
                                                Robert W. Mahoney
                                                Chairman of the Board



                                            Date: January 14, 2000


Witness: /s/ Terri L. Naiaue                /s/ Gerald F. Morris
         --------------------               --------------------------------


                                            Date: 14 Jan 2000
                                                 -------------------------------

                                    EXHIBIT A
                                    ---------


Automated Teller Machines
Teller Assist Devices
Physical Security Devices
     (including, without limitation, Vault Doors and Chests)
Electronics Funds Transfer Equipment
Point of Sale Equipment and Systems
Safe Deposit Boxes
Access Control Devices and Systems
Integrated Campus Access Management Devices and Systems
Surveillance Equipment and Systems
     (including, without limitation, Surveillance Cameras)
Remote Monitoring Systems
     (including, without limitation, Burglary, Robbery and Fire)
Automated Monitoring, Dispensing and Reporting
     Devices and Systems for the Health Care Industry
Transaction Processing Services and Systems
Software Systems for the Above
Service and Maintenance of the Above
     (including, without limitation, First and Second Line Service)


The above list of products in this Exhibit A does not apply to general purpose computer hardware or peripherals such as mainframe computers, personal computers, printers, or application software such as spreadsheet, word processing and data base programs for general business or office use.